EXHIBIT 99.1

Robert P. Barone to Retire From Cardtronics Board of Directors

HOUSTON, March 14, 2013 (GLOBE NEWSWIRE) -- Cardtronics (Nasdaq:CATM) today announced that after more than a decade of distinguished service, Robert P. Barone has decided to retire from the company's board of directors, effective as of June 28th of this year. Barone, 75, has served as a Cardtronics director since September 2001. Cardtronics, Inc. is the world's largest retail ATM owner.

Chairman Dennis Lynch remarked: "On behalf of Cardtronics, I want to thank Bob for his significant contributions and the immeasurable leadership he brought to our company. During his 12 years as a director, Bob could be counted on for his clear direction and wise counsel. We wish him well in his retirement."

With the search for a replacement now underway, Cardtronics expects to name a new director to its board in conjunction with or shortly after Barone's scheduled departure on June 28, 2013.

About Cardtronics (Nasdaq:CATM)

Making ATM cash access convenient where people shop, work and live their lives, Cardtronics is at the convergence of retailers, financial institutions, prepaid card programs and the customers they share. Cardtronics owns/operates more than 62,800 retail ATMs in U.S. and international locales. Whether Cardtronics is driving foot traffic for America's most relevant retailers, enhancing ATM brand presence for card issuers or expanding card holders' surcharge-free cash access on the local, national or global scene, Cardtronics is convenient access to cash, when and where consumers need it. Cardtronics is where cash meets commerce.

The Cardtronics logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=991

Contact Information:

Media Relations	Investor Relations
Nick Pappathopoulos	Chris Brewster
Director – Public Relations	Chief Financial Officer
832-308-4396	832-308-4128
npappathopoulos@cardtronics.com	cbrewster@cardtronics.com

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